Exhibit 10.19

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE HONEST COMPANY, INC. TREATS AS PRIVATE OR CONFIDENTIAL.

LOGISTICS SERVICES AGREEMENT

This Logistics Services Agreement (“Agreement”) is entered into this __ day of January 2014, by and between THE HONEST CO., having its principal place of business at 2700 Pennsylvania Avenue, Suite 1200, Santa Monica, CA 90404 (“CLIENT”) and Ozburn-Hessey Logistics, LLC d/b/a OHL, a Tennessee limited liability company, having its principal place of business at 7101 Executive Center Drive, Suite 333, Brentwood, Tennessee 37021 (“OHL”). OHL and CLIENT may be referred to herein each as a “Party” and collectively, as the “Parties”.

WITNESSETH:

WHEREAS, CLIENT and OHL desire to enter into an agreement covering certain operations whereby OHL will provide certain logistics and storage services for CLIENT;

WHEREAS CLIENT and OHL have agreed to use the space utilized by OHL and approved by CLIENT to perform the Services, which space consists of approximately 65,000 sq. ft. within the Warehouse located at 651 Boulder Drive, Breinigsville, PA 18031 (“Warehouse” );

NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, the Parties agree as follows:

1.	TERM

This Agreement shall become effective on January 27, 2014 (“Commencement Date”), and shall continue in force and effect for a period of three (3) years and for each year thereafter by automatically renewing for successive periods of one (1) year each, unless terminated by either Party upon ninety (90) days written notice prior to the applicable anniversary of the Commencement Date or unless earlier terminated as provided herein in Section 6 below. The initial three year term and each renewal term shall be collectively referred to as “Term”.

2.	SERVICES

A.     OHL Services

OHL shall provide personnel for handling CLIENT’s Products (as more particularly described in Exhibit C—Product Description and Specifications) and for the operation of the Warehouse OHL shall also furnish such material, handling and other equipment required in the Warehouse as reasonably requested by CLIENT for OHL to perform the Services outlined in Exhibit A—Scope of Services (“Services”) including the use of the warehouse management system Synapse (“WMS”). OHL shall perform all work exercising reasonable care for the operation of the Warehouse and the receipt, handling, storage, segregation, order picking, marking for shipment and shipment of CLIENT’s Products, all in accordance with this Agreement. OHL shall (i) keep and maintain, using reasonable care, all facilities and equipment used by OHL in performing its Services hereunder in a clean, proper, and safe operating condition, (ii) maintain the Warehouse in a neat and presentable condition, and (iii) train and supervise its employees in the performance of their work on CLIENT’s behalf in an efficient, safe and legal manner.

B.     Tender for Storage

(1) As set forth in Exhibit C, CLIENT it has provided all necessary documentation and proper handling instructions for all Products to be stored and handled by OHL, and that such information is accurate, complete and sufficient to allow OHL to comply with all laws, regulations and ordinances concerning the storage, handling, shipping and transporting of such Products. In the event CLIENT becomes aware of any new, additional or incomplete information not previously provided and set forth in Exhibit C, CLIENT shall promptly provide such information in writing to OHL. All Products for storage and handling shall be delivered to OHL properly marked and packaged for handling. CLIENT shall furnish at or prior to such delivery, a manifest showing marks, brands, or sizes to be kept and accounted for separately, and the class of storage and other services desired. In the event that any Products constitute or contain Hazardous Materials as described in Section 21, CLIENT must include in Exhibit C such classification and provide all information necessary to allow OHL to safely handle, store and ship such Products in full compliance with all federal, state and local statutes, ordinances and regulations.

OHL is not a guarantor of the condition of the Products under any circumstances, including but not limited to hidden, concealed, or latent defects in the Products. Concealed shortages, damage or tampering will not be the responsibility of OHL, nor will OHL be liable for loss or damage if caused by any act or omission of CLIENT, CLIENT’s contractors, a public authority or the inherent vice or nature of the Products. Notwithstanding anything contained herein to the contrary, except for loss or damage arising out of or resulting directly from the willful misconduct or negligent acts and omissions of OHL in the performance of Services hereunder, OHL assumes no responsibility for leakage from packages, variations in weights, shrinkage in weights, odor, rot, taint or other inherent qualities of the merchandise, whether occurring while Products are in storage, being handled or for failure to detect or remedy the same.

(2) CLIENT shall not ship Products to OHL as named consignee. If Products are shipped to OHL as named consignee, CLIENT agrees to notify the carrier in writing prior to such shipment, with a copy of such notice to OHL, that OHL is a warehouseman and has no beneficial title or interest in such property.

(3) OHL may refuse to accept any Products that, in the reasonable judgment of OHL, would cause the Products to occupy more space in the Warehouse than is then available to CLIENT pursuant to this Agreement, provided OHL has given CLIENT as much notice as is reasonably possible that the space occupied by the Products is approaching maximum capacity pursuant to this Agreement OHL agrees to notify CLIENT before it refuses Products in order to enable a joint effort by the parties to locate and secure another suitable storage facility that will accept the Products.

C.     Delivery Requirements

(1) No Products shall be delivered or transferred except upon receipt by OHL of complete written instructions, including, if applicable, full compliance with Section 21 of this Agreement Written instructions shall include, but are not limited to, communication by Fax, EDI, Email or similar communication. Notwithstanding the foregoing, when no negotiable receipt is outstanding, Products may be delivered upon instruction by telephone in accordance with a prior written authorization, but OHL shall not be responsible for loss or error occasioned thereby. Only “The Honest Company” name shall appear on the shipping label along with the location of the Warehouse. For avoidance of doubt, the OHL name shall not appear on the shipping labels.

(2) When a negotiable receipt has been issued, no Products covered by that receipt shall be delivered or transferred on the books of OHL, unless the receipt, properly endorsed, is surrendered for cancellation, or for endorsement of partial delivery thereon. If a negotiable receipt is lost or destroyed, delivery of Products may be made only upon order of a court of competent jurisdiction or the award of an arbitration panel and the posting of security approved by the court or arbitration panel as provided by law.

3.	INDEPENDENT CONTRACTOR

In the performance of the services hereunder, OHL shall act as an independent contractor and the employees of OHL and its subcontractors, if applicable, performing services hereunder shall not be deemed to be employees of CLIENT, and CLIENT shall not be responsible for their acts or omissions. OHL shall have no obligation to hire any potential employee or contractor recommended by CLIENT. If any former CLIENT employee shall be hired by OHL, such employee shall start work as a new employee and receive no credit for prior service with CLIENT.

During the Term of this Agreement and any extensions thereof, and for a period of [***] thereafter, neither Party shall directly or indirectly solicit for employment or actually employ, retain, contract or otherwise hire any employees of the other Party involved in the performance, provision, procurement or evaluation of the Services, unless agreed to in writing by the other Party; provided that this prohibition shall not apply to any general solicitation not directed exclusively or primarily to individuals employed by the other Party.

4.	CLERICAL WORK AND RECORDS

OHL shall maintain receiving and shipping papers, inventory records, and such other records specific to the Services performed by OHL, as may be reasonably required by CLIENT. Such records may be inspected by CLIENT upon reasonable notice given to OHL, provided that CLIENT is accompanied by OHL during such inspection and such inspection occurs during regular working hours and in accordance with procedures established by OHL and CLIENT. The keeping of records and the performance of clerical work provided hereunder shall be consistent with overall procedures established by OHL and CLIENT. Copies of the records to be kept hereunder shall be furnished to CLIENT upon request. CLIENT shall have the right, with or without notice to enter and inspect the Warehouse and the Products in storage, so long as they are accompanied by an OHL manager. Notwithstanding the foregoing, in the event there are any issues of Product contamination potentially arising in the Warehouse, CLIENT may immediately inspect all OHL operations within the Warehouse.

5.	COMPENSATION

A.     Rate and Modifications

CLIENT shall pay OHL for the Services hereunder pursuant to the rates set forth in Exhibit B ¬Rates (“Rate”), until the first anniversary of the Commencement Date. [***] prior to each anniversary of the Commencement Date, the Parties shall enter into good faith negotiations as to the Rate for the next year of the Agreement and shall conclude said negotiations [***]. [***]

B.     Rate Modifications due to Changed Circumstances

(1) Notwithstanding anything to the contrary at any time during the Term of this Agreement, upon the occurrence of a material alteration in the scope of the Services (as set forth in Exhibit A attached hereto) to be performed hereunder, OHL or CLIENT may propose a change in the Rate. Any such proposal shall be made by giving written notice [***] prior to the effective date of the new Rate specified in the notice, and the proposal shall contain specific details of the reason for the proposed change_ Upon mutual agreement the proposed new Rate shall become effective as of the date specified in the proposal and any such new Rate shall be effective for the remainder of the then current year of the Term following the most recent anniversary of the Commencement Date. The Rate in subsequent years of the Term shall thereafter be determined in accordance with Section 5(A) above.

(2) The Parties agree to use commercially reasonable efforts and good faith negotiations to resolve the proposed Rate In the event the Parties cannot agree to a change in the Rate proposed under subsection (1) above within [***], the Parties will agree to use the Dispute Resolution process in Section 19, If the Parties cannot agree on a Proposed rate after exhausting the above processes either Party may terminate this Agreement in accordance with the Termination provisions of Section 6A and any termination by OHL shall be deemed to be for cause.

C. Invoices and Payment Terms

OHL shall bill CLIENT monthly in advance for space cost and monthly in arrears for all other charges, supplies and other expenses as set forth in Exhibit B. Terms of payment shall be [***] from date of invoice. OHL’s invoice shall be accompanied by such records acceptable to both Parties.

6. TERMINATION

A. Termination for Convenience

(1) Either Party may terminate this Agreement for its convenience in whole or in part from time to time, upon giving written notice delivered by certified or registered mail not less than ninety (90) days prior to the termination date specified in the notice to the other Party. After receipt of the termination notice, and except as otherwise mutually agreed, OHL shall discontinue the Services under this Agreement on such designated termination date.

(2) In the event of a termination by CLIENT pursuant to subsection (1) above, after receipt of the termination notice, OHL shall submit to CLIENT its claim for the Termination Amount as determined pursuant to Section C below. Such claim shall be submitted promptly but in no event later than thirty (30) days from the effective date of termination, unless extensions of time are granted in writing by mutual consent.

B. Termination for Cause

(1) Either Party may terminate this Agreement upon the occurrence of an Event of Default by the other Party, as defined and specifically set forth below. Such termination shall be effective by giving written notice delivered by certified or registered mail to the other Party. Upon termination pursuant to this Section, OHL shall discontinue the Services under this Agreement on the date specified in the notice

(2) CLIENT may terminate this Agreement for cause upon occurrence of any of the following material breaches (each referred to herein as an “Event of Default”):

a. if for any reason other than one or more of the causes specified in Section 10 of this Agreement entitled “Force Majeure”, OHL shall cease executing all of the Services for a period more than [***] business days and OHL fails to meet the SLAs;

b. if OHL shall become insolvent or bankrupt or make any general assignment for the benefit of its creditors or if any trustee or receiver of any substantial part of OHL’s assets shall be appointed, and such action is not dismissed within thirty (30) days of such action.

c. If after the first thirty (30) days of operations after Go Live (Go live is defined as the date the first live customer order is shipped) (i) [***].

Upon any such Event of Default, CLIENT shall have the right, in addition to all other rights and remedies that it might have at law or in equity against OHL, to take over the uncompleted Services and complete the same or contract with others for the completion of the same, at which time OHL shall be relieved of all obligations under this Agreement except for those mutually agreed upon.

(3) OHL may terminate this Agreement for cause upon occurrence of any of the following material breaches (each referred to herein as an “Event of Default”):

a. if CLIENT shall become insolvent or bankrupt or make any general assignment for the benefit of its creditors or if any trustee or receiver of any substantial part of CLIENT’s assets shall be appointed, and such action is not dismissed within thirty (30) days of such action;

b. if CLIENT shall not pay invoices due OHL according to the terms of the Agreement and such invoices shall remain unpaid for a period of [***] days;

c. if CLIENT shall materially alter the scope of the Services to be performed pursuant to the Agreement and the Parties hereto cannot mutually agree on compensation due OHL for such change in its services pursuant to the process outlined in Section 5 B(2) above; or

d. if CLIENT shall breach any provision of Section 21 of this Agreement, regardless of whether CLIENT cures such breach.

C.     Obligations Following Termination

(1) OHL and CLIENT agree the amount to be paid to OHL by reason of the total or partial termination of its services by CLIENT for convenience and by OHL for cause pursuant to this Section will include each of the following:

a. compensation for all Services performed to the date of termination;

b. [***].

(2) OHL and CLIENT agree the amount to be paid to OHL for cause pursuant to Section 6 B (3)(c) will include each of the following:

a. compensation for all Services performed to the date of termination;

b. [***].

The total amount to be paid by CLIENT to OHL pursuant to this Section 6 is referred to herein as the “Termination Amount”. The Parties acknowledge and agree that (i) the damages to OHL in the foregoing circumstances would be difficult or impossible to accurately estimate, (ii) the Termination Amount has been negotiated by the Parties not as a penalty but as a good faith attempt by the Parties hereto to arrive at a reasonable estimate of such damages and (iii) in any action against CLIENT for the payment of the Termination Amount, the reasonableness of such amount shall be presumed.

D.     Expiration of Term

in addition to any other payments that may be required under this Agreement, in the event that CLIENT provides written notice that terminates this Agreement at the expiration of the initial term or any renewal term as required by Section 1, OHL shall recover from CLIENT [***].

7.	TRANSFER AND REMOVAL OF GOODS

A.     Transfer

OHL may, with the prior written approval of Client, not to be unreasonably withheld, move the Products within and between, any one or more of the buildings which comprise the Warehouse as designated in this Agreement; and OHL also reserves the right to move, at its expense, any Products in storage from the Warehouse to any of its other facilities, after prior written approval of CLIENT, not to be unreasonably withheld, provided that the condition of such facilities are equal to or better than the condition of the Warehouse.

B.     Removal

If as a result of a quality or condition of the Products, which OHL had no notice of at the time of deposit, the Products are a hazard to other property, the Warehouse or to persons, OHL, on reasonable notice to CLIENT, may dispose of said Products in any lawful manner and shall incur no liability by reason of such disposal. Pending such disposal of the Products, OHL may remove the Products from the Warehouse and shall incur no liability by reason of such removal.

8.	INDEMNIFICATION AND INSURANCE

A.     Indemnification by OHL

OHL shall indemnify, defend and hold CLIENT harmless from any third party awards, damages, costs, expenses, losses, or liabilities that CLIENT may incur as a result of a third party claim for injury or death to any person (including but not limited to the employees of CLIENT, OHL and its subcontractors) and for damage to property (including the property of CLIENT and its subcontractors) arising out of or resulting directly from the willful misconduct or negligent acts and omissions of OHL in the performance of Service’s hereunder or from any breach of this Agreement, subject to the limitations on OHL’s liabilities set forth in Section (E) below.

B.     Indemnification by CLIENT

In addition to any other indemnification by CLIENT set forth elsewhere in this Agreement, including Section 21 below, CLIENT shall indemnify, defend and hold OHL harmless from any third party awards, damages, costs, expenses, losses, or liabilities, that OHL may incur as a result of a third party claim for injury or death to any person (including but not limited to the employees of OHL, CLIENT and its subcontractors) and for damage to property (including the property of OHL and its subcontractors), arising out of or resulting directly from the willful misconduct, or negligent acts and omissions of CLIENT or from any breach of this Agreement.

C.     Third Party Claim Procedure.

An indemnifying party’s obligations to indemnity and defend under this Section 8 are expressly conditioned upon, (1) being provided prompt written notice of any indemnified claim by the indemnified party: provided that a failure to provide such prompt notice shall not release the indemnifying party from its obligations unless such lack of timely notice materially impacts the ability of the indemnifying party to defend against the claim, (2) the indemnifying party having the sole right to control the defense, and to agree to any cash settlement, adjustment or compromise of the claim; provided, that (a) any settlement, adjustment, or compromise of the claim shall not result in any financial or non-financial obligations and/or admissions of guilt being imposed on the indemnified party without the prior written consent of the indemnified party in its sole discretion, and (b) the indemnified party may employ separate counsel at its own expense to participate in the defense of the claim, and (3) the indemnified party providing reasonable cooperation with the indemnifying party in the defense of the claim The indemnified party shall have no authority to settle any claim on behalf of the indemnifying party without the consent of the indemnifying party.

D.     Insurance

OHL shall provide and keep in effect during the Term, insurance to cover itself, its employees, and its subcontractors in minimum limits as follows:

[***]

Such insurance shall be in such form and carried with such insurance companies reasonably acceptable to CLIENT and CLIENT shall be named as an additional insured on all policies excluding Warehouseman’s Legal Liability on which CLIENT will be named as a loss payee with respect to their interests. Such insurance shall contain a provision that it will not be terminated or modified without notice to be provided in accordance with policy provisions. OHL shall provide CLIENT a certificate of insurance indicating it is in existence on the Commencement Date and from time to time at CLIENTS request.

E. Limitations on Liability

Notwithstanding anything contained herein to the contrary, liability is limited as follows:

(1) OHL shall not be liable for any loss or injury to Products stored, however caused, unless such loss or injury resulted from the negligence or willful misconduct of OHL or the failure by OHL to exercise such care in regard to them as a reasonably careful warehouseman would exercise under like circumstances.

(2) Products are not insured by OHL against loss or injury however caused.

(3) CLIENT declares that damages or loss to Product resulting from OHL’s failure to exercise reasonable care as described in (A) above are calculated [***]

(4) OHL shall not be liable for demurrage or detention, delays in unloading inbound cars, trailers or other containers, or delays in obtaining and loading cars, trailers or other containers for outbound shipment unless OHL has failed to exercise reasonable care.

(5) NEITHER PARTY SHALL BE LIABLE FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, PUNITIVE, OR EXEMPLARY DAMAGES, REGARDLESS OF THE NATURE OF THE CLAIM BEING IN CONTRACT, TORT, OR OTHERWISE, AND WHETHER IN LAW OR IN EQUITY, WHETHER THE PARTY IN BREACH WAS ADVISED OF, OR OTHERWISE SHOULD HAVE BEEN AWARE OF, THE POSSIBILITY OF SUCH DAMAGES. THE FOREGOING IS A SEPARATE, ESSENTIAL TERM OF THIS AGREEMENT AND SHALL BE EFFECTIVE EVEN IN THE EVENT OF THE FAILURE OF ANY REMEDY, EXCLUSIVE OR NOT

9.	TAXES

CLIENT agrees to pay all taxes, licenses, charges, and assessments levied by government authority upon the Products. OHL assumes full responsibility for the payment of all federal and state social security and unemployment compensation taxes, withholding taxes, and all other taxes or charges applicable to OHL’s employees performing Services hereunder.

10.	FORCE MAJEURE

Neither Party shall be liable for damage to products or delays and/or defaults in its performance under this Agreement due to causes beyond its control and without its fault or negligence, including, but without limiting the generality of the foregoing: acts of God,. or of the public enemy; fire or explosion; flood; actions of the elements; war; acts of terrorism; riots; embargoes; quarantine; strikes; lockouts; disputes with workmen or their labor disturbances; total or partial failure of transportation, delivery facilities, or supplies; acts or requests of any governmental authority; or any cause beyond its control, including without limitations the acts or omissions of any parties other than OHL or CLIENT, whether or not similar to foregoing provided that the Party whose performance is affected gives written notice of the force majeure to the other Party within [***] (any such event, a “Force Majeure Event”}. In the event of a Force Majeure Event, CLIENT shall compensate OHL for all Services provided during the period of the Force Majeure Event, but shall not be required to compensate OHL for Services not performed during the period of the Force Majeure Event.

11.	TITLE

A.     Right to Store Products

CLIENT represents and warrants that it is lawfully in possession of the Products and has the right and authority to contract with OHL for the Services contemplated by this Agreement relating to those Products.

B.     Warehouseman’s Lien

OHL shall not permit any lien or other encumbrance to be placed on the Products while they are in OHL’s possession Title to the Products as between CLIENT and OHL shall remain with CLIENT.

Notwithstanding the foregoing, on Products in OHL’s possession, OHL shall have a general warehouseman’s lien pursuant to the Uniform Commercial Code for any unpaid charges for Services of any kind rendered pursuant to this Agreement or at the request of CLIENT, whether for the Products in storage or Products that have been delivered and regardless of whether a physical warehouse receipt has been issued or receipt of Products is indicated by electronic or other documentation, and such lien shall be automatically released by delivering the Products and/or CLIENT’s payment of the charges related to those Products. Pursuant to Section 7-209(a) of the Uniform Commercial Code, the Parties agree that the foregoing general warehouseman’s lien shall not be specific to charges and expenses with respect to each Product but shall apply generally to all Product in OHL’s possession and the lien with respect to such Product shall be for all charges and expenses with respect to all Product for which OHL provides Services pursuant to this Agreement.

12.	NOTIFICATION

Any notice to either Party to this Agreement by the other shall be deemed to have been properly given if delivered to the designee as stated below by certified mail return receipt requested, or nationally recognized overnight delivery service

To OHL:                                         [***]

To CLIENT:                                   [***]

13.	COMPLIANCE WITH APPLICABLE LAWS

OHL shall, in its operations hereunder, comply with all requirements of applicable federal, state and local laws, rules and regulations CLIENT shall be responsible for supplying OHL with all compliance or regulatory information related to the storage and handling of CLIENT’s Products and CLIENT shall comply with all requirements of applicable federal. state and local law, rules and regulations relating to the quality, condition and packaging of CLIENT’s Products with respect to all Products tendered to OHL for storage in the Warehouse.

14.	WAREHOUSE FACILITY

OHL’s activities in operating and maintaining the Warehouse shall at all times be consistent with the terms of the lease(s), if applicable, for the Warehouse OHL shall be the custodian of the Warehouse during the Term of this Agreement. As custodian, OHL agrees to take measures reasonably necessary to safeguard the Warehouse.

15.	USE OF WAREHOUSE FACILITY

OHL agrees that it will not use the Warehouse for any purpose other than the performance for CLIENT of the Services provided for herein and, similar logistics services for other customers OHL shall not use the Warehouse for the storage or processing of toxic, poisonous, or radioactive substances or any other substance which could contaminate or damage CLIENT’S Products.

CLIENT agrees that OHL shall have full dominion and control of the Warehouse, including the right to prohibit persons not in the employ of OHL from entering the premises. Except as provide in Section 4 herein, CLIENT shall notify OHL for permission, which shall not be unreasonably withheld, for CLIENT’s representatives to be on the premises of the Warehouse.

16.	NOTICE OF LOSS OR DAMAGE

CLIENT must give OHL written notice of claim for loss or damage to Products Such claim must be made within [***] after the date of discovery of such damage or [***] after CLIENT is given written notice by OHL that loss or damage to the Products has occurred, whichever time is shorter.

17.	TIME TO FILE ARBITRATION DEMAND

No arbitration demand may be made by CLIENT against OHL for loss or damage to the Products unless timely written notice of claim has been given as provided in Section 17, and unless such arbitration demand is made within [***] after the date of discovery of such damage by CLIENT or within [***] after CLIENT is given written notice by OHL that loss or damage to the Products has occurred, whichever time is shorter.

18.	WAREHOUSE RECEIPTS

The Parties agree that OHL, for the convenience of CLIENT and OHL, may not issue warehouse receipts. This shall not be construed as a failure to comply with the receipt provision in Section 7 of the Uniform Commercial Code and OHL shall not suffer any liability for such failure. The Parties agree that the terms of this Agreement shall override any conflicting provisions of the Uniform Commercial Code in this regard. OHL agrees that (i) CLIENT may file informational financing statements with regard to inventory and (ii) OHL shall keep CLIENT’s inventory and operations clearly segregated from the inventory and operations of other OHL clients.

19.	DISPUTE RESOLUTION

The Parties shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by negotiation between executives who have authority to settle the controversy and who are at a higher level of management than the persons with direct responsibility for administration of this Agreement Any Party may give the other Party written notice of any dispute not resolved in the normal course of business. Within [***] of delivery of the notice, the receiving Party shall submit to the other a written response. The notice and the response shall include a statement of each Party’s position and a summary of arguments supporting that position and the name and title of the executive who will represent that Party and any other person who will accompany that executive Within thirty [***] after delivery of the disputing Party’s notice, the executives of both Parties shall meet at a mutually-acceptable time and place and, thereafter, as often as they deem reasonably necessary to attempt to resolve the dispute. All negotiations pursuant to this section are confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence.

If the dispute has not been resolved by negotiation within [***] of the disputing Party’s notice, the parties shall resolve any remaining dispute by binding arbitration as set forth in Section 21 of this Agreement.

20.	ARBITRATION AGREEMENT

All disputes, claims or controversies arising from or relating to this Agreement, the breach of this Agreement, or the relationships that result from this Agreement, including but not limited to any dispute regarding the validity of this arbitration clause or the entire Agreement, shall be resolved by binding arbitration administered by the American Arbitration Association (“AAA”) under its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction.

The arbitration shall be heard by three (3) neutral arbitrators. Each Party shall choose one arbitrator and those two arbitrators shall choose the third arbitrator, who shall serve as the chair of the arbitration panel. Each arbitrator must be a practicing attorney in good standing with no actual or potential conflicts of interest. To the extent practicable, the arbitrators must have business or legal experience relating to logistics and warehousing. Each arbitrator must be independent of all parties, witnesses and legal counsel.

The arbitration hearing shall be conducted in Nashville, Tennessee. Any judicial challenge to the arbitration award shall be filed in a court sitting in Davidson County, Tennessee.

The prevailing Party shall be awarded all reasonable fees and costs, including reasonable attorneys’ fees and costs, expert witness fees and costs and the fees and costs of the arbitrators, incurred in the arbitration and related proceedings. If both Parties are awarded relief, the arbitration panel shall determine the prevailing Party

21.	HAZARDOUS MATERIALS

For purposes of this Agreement, the definition of “Hazardous Materials” shall be as defined within 49 C.F.R. Parts 105 through 180, or any “Hazardous Substances”, as defined in 42 U.S.C. Section 9601, or as defined by any other federal, state or local statute, ordinance or regulation (such terms together referred to herein as “Hazardous Materials”).

A.     CLIENT has represented to OHL that none of the Products, goods or materials which CLIENT will submit to OHL for the purposes of this Agreement, constitute or contain Hazardous Materials.

B.     CLIENT shall not deliver to OHL any Products, goods or materials that constitute or contain Hazardous Materials, as defined in this Agreement, unless, prior to delivery of such Hazardous Materials, CLIENT has

(1) notified OHL, in writing, of CLIENT’s intent to deliver such Hazardous Materials:

(2) provided MSDS sheets or other written information, satisfactory to OHL, in OHL’s sole discretion, which details the nature of the Hazardous Materials and any packaging or shipping specifications or limitations, and amended or updated Exhibit C, to reflect all such requirements; and

(3) OHL, in OHL’s sole discretion, has, in writing, approved the delivery of such Hazardous Materials, and the amendments or modifications to Exhibit C.

C. If any Products, goods or materials which were not Hazardous Materials at the time CLIENT delivered them to the possession of OHL shall subsequently be classified to constitute or contain Hazardous Materials, as defined in this Agreement, CLIENT shall immediately notify OHL that such products, goods or materials have been classified to constitute or contain Hazardous Materials, and shall provide OHL the information required by Subsection B above within [***] of CLIENT learning that the Products, goods or materials have been classified to constitute or contain Hazardous Materials.

D. If CLIENT gives notice to OHL, as provided for in Section C above, that Products, goods or materials which have been previously delivered to OHL have subsequently been classified as constituting or containing Hazardous Materials, OHL may, in OHL’s sole discretion, elect, in writing, to either continue to store, handle and ship the Products, goods and materials constituting or containing Hazardous Materials, or, alternatively, to give notice to CLIENT that all such Products, goods or materials will be returned to CLIENT, or delivered to CLIENT’s designee, as soon as reasonably possible, at CLIENT’s expense

(1) If OHL elects to continue to store, handle and ship such Products, goods or materials, OHL may relocate such Products, goods or materials within the Warehouse for purpose of proper storage, and all expenses and costs so incurred shall be considered as Services rendered for purposes of this Agreement and subject to the provisions of this Agreement.

(2) If OHL, in its sole discretion, elects to require the return of such Products goods or services to CLIENT, then OHL may, at its sole discretion, utilize the services of an independent contractor which specializes in handling, packaging and shipments of Hazardous Materials, and charge all expenses and costs so incurred back to CLIENT, and such expenses and costs shall be considered as Services rendered for purposes of this agreement and subject to the provisions of this Agreement.

E. Should CLIENT deliver any Products, goods or materials to OHL, which CLIENT reasonably believed not to constitute or contain Hazardous Materials, but which in fact did, at the time of delivery to the Warehouse, constitute or contain Hazardous Materials, the provisions of Section D above shall control for purposes of the return of such materials to CLIENT, while the provisions of Section F shall control for purposes of liability and indemnification.

F. If CLIENT knowingly or unknowingly tenders OHL Products, goods or materials which constitute or contain Hazardous Materials, without complying with the requirements of this Section 21, CLIENT shall indemnify, defend and hold OHL harmless against any and all liability which may arise from or relate to the storage or transportation of such Hazardous Materials, such liabilities including, but not limited to, any cargo toss or damage and/or any party and/or third party claims for personal injury, death and/or property damage, including but not limited to damage to the environment, attorneys fees and/or any penalties or fines levied upon OHL by any local, state or federal agency.

22.	MODIFICATION

Any request to modify or amend this Agreement must be made in writing, and signed by an authorized representative of each Party hereto.

23.	ASSIGNMENT AND SUBCONTRACTING

The rights and obligations covered herein are personal to each Party hereto and for this reason this Agreement shall not be assignable by either Party in whole or in part, nor shall either Party subcontract any of its obligation hereunder without prior written consent of the other Party, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, either Party may assign this Agreement to (i) a party which purchases substantially all the assets of the assigning Party, or (ii) to any party which merges with the assigning Party, or (iii) to any party which is under common management or control with the assigning Party.

24.	PUBUC ANNOUNCEMENT/ADVERTISING

CLIENT and OHL agree to only release a public announcement concerning this Agreement upon mutual agreement of the Parties.

25.	ENTIRETY

This document embodies the entire agreement and the understanding between CLIENT and OHL, and there are no previous agreements, understandings, conditions, warranties or representations, oral or written, expressed or implied, with reference to the subject matter hereof which are not merged herein.

26.	SEVERABILITY

If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect and the Parties shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.

27.	COUNTERPARTS

This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

28.	WAIVER

The waiver by either Party of any default or breach of this Agreement shall not constitute of waiver of any other or subsequent default or breach. Except for actions for breach of confidentiality and non-payment of amounts owed hereunder, no action, regardless of form, arising out of this Agreement may be brought by either Party more than [***] after the cause of action has accrued.

29.	GOVERNING LAW

This Agreement will be governed by and interpreted according to the laws of the State of Tennessee In any arbitration pursuant to Section 20, the arbitrators shall apply the substantive law of the State of Tennessee, ignoring any conflict of law rules that would direct the application of the substantive law of another jurisdiction.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives.

The Honest Company

By:	/s/ David
Print:	David
Title:	CFO
Date:	1/31/14

Ozburn-Hessey Logistics, LLC

By:	/s/ Randy Tucker
Randy Tucker President Contract Logistics & Transportation Management
Date:	1/31/14

Attachments:

Exhibit A - Scope of Services

Exhibit B - Rates

Exhibit C - Product Description

Exhibit D - Quality Control Program Manual

Exhibit E - Sample Reports

Exhibit A - Scope of Services

[***]

Exhibit B – Rates

[***]

Exhibit C - Product Description and Specifications (Item Master)

[To be provided by CLIENT]

Exhibit D - Quality Control Program Manual

[***]